Exhibit 10.1

                    REVISED
July 6, 2020

[Redacted]

Dear Kevin:

I am pleased to provide for your consideration this letter offering you employment to be Tenneco’s Executive Vice President and Chief Operating Officer.

The key terms of Tenneco’s offer of employment are described below.

Outline of Employment Offer

1.Position: As an executive officer of Tenneco Inc., your position will be Executive Vice President and Chief Operating Officer, reporting directly to Brian Kesseler, Chief Executive Officer. Your work location will be Southfield, Michigan with an expected hire date of August 3, 2020.

2.Base Salary: Your initial base salary will be $850,000 per year ($32,692.31 every two weeks) less appropriate taxes and withholding, paid in accordance with the company’s normal payroll practices. Beginning in 2021 and each year thereafter, your base salary will be reviewed and, in turn, may be adjusted, subject to approval by the Compensation Committee of Tenneco Inc.’s Board of Directors (the “Compensation Committee”).

3.Annual Incentive Compensation: You will be eligible to participate in Tenneco’s annual incentive plan in a manner consistent with other Tenneco executives assigned to the Enterprise. The terms of the annual incentive plan are currently set forth in the Tenneco Inc. Annual Incentive Plan (“AIP” – copy attached). Your initial target bonus opportunity for the 2020 calendar year performance period under the AIP will be 100% of your annual base salary (or $850,000 based on the offered salary), provided that your bonus for the 2020 calendar year, if any, will be pro-rated based on your hire date. The payment of annual bonuses under the AIP are subject to achievement of pre-defined performance goals, the approval by the Compensation Committee, and the terms of the AIP.

Exhibit 10.1

Mr. Kevin Baird
July 6, 2020

4.Sign-on Bonus: This offer includes a $600,000 (six hundred thousand dollar) signing bonus, which is subject to regular withholding taxes and deductions, with the full amount paid on or as soon as practicable after February 28, 2021 (but in no event later than March 15, 2021) provided that you remain employed by the company through February 28, 2021. If your employment is involuntarily terminated by the company (other than for cause) before February 28, 2021, this amount will be paid at the time of termination.

In addition, the signing bonus is subject to the terms described below:

REPAYMENT AGREEMENT – SIGNING BONUS

A.The offered signing bonus is subject to state and federal income tax laws and is collectively reported by the company to the Internal Revenue Service via form W-2 as taxable wages subject to withholding.

B.If you voluntarily resign your employment with the company at any time during the two-year period immediately following your date of employment, you hereby agree to repay to the company the net amount of the signing bonus paid to you prior to your termination. This payment must be made within thirty (30) days after the termination of your employment. Further you authorize the company to withhold any and all monies due to you from the company to recover this amount, including earnings, as follows:

1.If your resignation occurs within twelve months of your date of employment, you will repay 100% of the net amount of the signing bonus paid to you by the company.
2.If your resignation occurs more than twelve months following your date of employment, but prior to the end of the two year period described above, you agree to repay half (1/2) of the net amount of the signing bonus paid to you.

3.Long-Term Incentive Compensation: You will be eligible to participate in Tenneco’s long-term incentive plan in a manner consistent with other similarly-situated Tenneco executives. The terms of the long-term incentive plan are currently set forth in the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended (“LTIP”), a copy of which has been attached.

Each year the Compensation Committee will determine and approve the mix of long-term incentive (LTI) awards that will be granted to you and the aggregate target value of these awards. Your first eligibility for a full LTI award will be in February 2021. The final award size, award type, performance conditions and other terms of this award will be approved by the Compensation Committee at the same time the terms of these awards are established for other similarly-situated executives of the company. Your 2021 LTI award is currently estimated to have a $2,000,000 value.

Exhibit 10.1
Mr. Kevin Baird
July 6, 2020

For 2020, you will be eligible to participate in the full 2020–2022 LTPU award cycle with a targeted LTPU award of $1,200,000 and assigned to the Enterprise, subject to the performance goals and other criteria that have been established under the LTIP for the performance cycle. The LTPU award will be subject to the terms of the LTIP and the applicable award agreement.

4.Inducement Awards: To replace the value of foregone compensation from your previous employer and to provide additional incentives to you, you will receive the following awards:

i.Tenneco will grant you a Restricted Stock Unit award with a value of $1,000,000, with one-half of the award vesting on August 3, 2021 and the remaining one-half of the award vesting on August 3, 2022. When vested, the restricted stock units (RSUs) will settle in Tenneco shares. The number of shares subject to the award will be based on a 10-trading day stock price average of Tenneco Inc. as of market close on July 2, 2020. If you are involuntarily separated by the company (other than for cause) before August 3, 2022, the unvested RSUs will vest at the time of separation. The award will also be subject to the terms and conditions of the applicable award agreement.

ii.Tenneco will grant you a Restricted Stock Unit Award with a value of $800,000, which will vest ratably over 3 years from the date of grant, subject to the terms and conditions of the award agreement (which generally will contain terms and conditions that are consistent with the RSU awards granted to other executives of the company as part of their 2020 LTI awards). The number of shares subject to the award will be based on a 10-trading day stock price average of Tenneco Inc. as of market close on July 2, 2020. When vested, the RSUs will settle in Tenneco shares.

5.Retirement Plans: You will be eligible to participate in the Tenneco 401(k) Plan that currently provides a 100% company match on your first 3%, and 50% of your next 2%, of base pay contributions subject to Plan and IRS maximums and provides a base pay. The plan also generally provides a company retirement contribution of between 2.5% and 4% of salary (depending on your age at the relevant time and after you have completed a year of service, subject to 401(k) Plan and IRS maximums).

You will also be eligible to participate in the Tenneco Excess Benefit Plan that will provide you with a benefit of between 2.5% and 4% of your annual incentive compensation and matching contributions and company retirement contributions at the rate applicable under the 401(k) plan on your compensation in excess of the IRS limitation on compensation under section 401(a)(17) of the Internal Revenue Code. All benefits are subject to the terms of the Tenneco Excess Benefit Plan.

Exhibit 10.1
Mr. Kevin Baird
July 6, 2020

6.Change-In-Control (CIC) Protection: You will be eligible to participate in Tenneco’s Change-In-Control Severance Benefit Plan for Key Executives (the “CIC Plan”) at the Executive Group II level. Benefits under the CIC Plan are payable if you are discharged (either actually or constructively) within two years after a change-in-control. The CIC Plan generally provides a lump-sum payment equal to two times base salary and targeted annual bonus in effect immediately prior to the change-in-control for Executive Group II level participants. Continuing participation in certain insurance plans and outplacement services are also provided. All benefits are subject to the terms of the CIC Plan.
7.Severance (not related to CIC): You will be eligible to participate in the Tenneco Automotive Operating Company Inc. Severance Benefit Plan, as amended (the “Severance Plan”) as a member of Group 1. Benefits are payable under the Severance Plan if you are discharged by the company other than for Cause or if you terminate due to Constructive Termination (and, in any case, other than under circumstances which would entitle you to benefits under the CIC Plan). For Group 1 participants, the Severance Plan currently generally provides a one times annual base salary severance, payable in substantially equal installments in accordance with the normal payroll practices continuing during the severance period, and your targeted annual bonus for the year in which the termination occurs, subject to your execution of a general release and such other documents as the company may reasonably request. The Severance Plan also provides a medical coverage subsidy in certain cases and outplacement benefits. “Cause” and “Constructive Termination” have the meanings specified in the Severance Plan and all benefits under the Severance Plan are subject to the terms and conditions of the Severance Plan.
8.Benefits Generally: The company reserves the right to modify or terminate its benefit plans and arrangements at any time. Your participation in the plans will be subject to the terms and conditions thereof as in effect at the relevant time.
9.Stock Ownership Guidelines: Upon employment, you will be subject to Tenneco’s stock ownership guideline policy, requiring that you hold qualifying shares of Tenneco equal to four times base salary, to be attained by the first month of January following five years of employment.
10.Insider Trading Policy: Upon employment, you will be subject to Tenneco’s Insider Trading Policy, which, among other things, limits the timing and types of transactions you may make with respect to Tenneco securities and related derivatives.
11.Health and Welfare Benefits: You will be eligible to participate in Tenneco’s broad-based health and welfare plans in a manner consistent with other similarly-situated Tenneco employees. Please refer to benefit plan documents for specific terms and eligibility. Attached for your convenience is the Tenneco 2020 Benefits Summary for Salaried Employees.

Exhibit 10.1
Mr. Kevin Baird
July 6, 2020

12.Vacation and Holiday Paid Time Off: You will be entitled to a total of four weeks of paid vacation per year: two weeks in accordance with the provisions of the company’s vacation policy and two additional negotiated weeks. Your vacation accrual will thereafter increase only in accordance with the vacation schedule in the policy (i.e., you will accrue five weeks of vacation upon reaching 25 years of service). In addition, the company is typically closed during the week between Christmas and New Year’s Day holidays. You will also be eligible for paid holidays and personal floating holidays in accordance with the company’s policies. When you leave employment with the company, you will receive a payment for any vacation you have accrued and not used. Vacation is prorated to your date of employment and accrued on a monthly basis.

13.Relocation: A copy of the Renter Relocation Summary, Renter Addendum and Repayment Agreement are enclosed for your review. This benefit will be made available to you for one year from employment date. Use of a Company provided T&E credit card for any relocation assignment related expenses is prohibited.

14.Employment at Will: This offer does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or the company, with or without cause.

In addition, your offer is contingent upon the verification of the information you have provided to the company, successful completion of employment paperwork, the completion of a Combined Disclosure Notice & Authorization Regarding Background Consumer Reports and background authorization forms and execution of the Tenneco Confidentiality Agreement (this will be part of your “on-boarding” process).

On or before your first day of employment, you must provide documentation that you have authorization to work in the United States. The offer is contingent upon you providing appropriate I-9 documentation (see enclosed). Two copies of this offer letter have been provided. Please sign the offer letter and return it to me as soon as possible. The second copy should be retained for your personal records.

Exhibit 10.1
Mr. Kevin Baird
July 6, 2020

Kevin, we look forward to you joining Tenneco and are excited for you to contribute and share in its future success. Please contact me to acknowledge your acceptance or with any other questions or concerns.

Sincerely,

/s/ Kaled Awada

Kaled Awada
Senior Vice President and Chief Human Resources Officer
Tenneco Inc.

______________________________________________________________________________

I have read, understood and accept this offer of employment at a subsidiary of Tenneco Inc.

By: /s/ Kevin W. Baird             Date: July 6, 2020

Print Name: Kevin W. Baird